Exhibit 4.37

SHAREHOLDERS’ AGREEMENT

by and among

T2CN HOLDING LIMITED

- and -

THE SHAREHOLDERS LISTED ON

SCHEDULE 2 HERETO

dated as of

April 27, 2006

CONTENTS

Table of Contents

ARTICLE I. DEFINITIONS AND INTERPRETATION	5

SECTION 1.01 Definitions	4
SECTION 1.02 Interpretation	11

ARTICLE II. OBJECTIVES AND CERTAIN UNDERTAKINGS	13

SECTION 2.01 Objectives of the Company	13
SECTION 2.02 Principal Business	13

ARTICLE III. DIVIDEND RIGHTS	13

SECTION 3.01 Dividend Rights	13

ARTICLE IV. BOARD; SHAREHOLDERS' MEETING	13

SECTION 4.01 Board of Directors	13
SECTION 4.02 Shareholders' Meeting	16

ARTICLE V. PROTECTIVE PROVISIONS	17

SECTION 5.01 Protective Provisions for Preferred Shareholders	17

ARTICLE VI. CONVERSION RIGHTS	18

SECTION 6.01 Optional Conversion	18
SECTION 6.02 Automatic Conversion	18
SECTION 6.03 Preferred Share Conversion Price	19
SECTION 6.04 Fractional Shares	23
SECTION 6.05 Reservation of Shares Issuable Upon Conversion	23
SECTION 6.06 Notices	23
SECTION 6.07 Payment of Taxes	23

ARTICLE VII. LIQUIDATION RIGHTS	23

SECTION 7.01 Liquidation Preferences	23
SECTION 7.02 Liquidation on Sale or Merger	24

ARTICLE VIII. INFORMATION AND INSPECTION RIGHTS	24

SECTION 8.01 Delivery of Financial Statements to Preferred Shareholders	24
SECTION 8.02 Financial Statements	24
SECTION 8.03 Inspection	25

ARTICLE IX. RIGHTS OF FIRST REFUSAL; CO-SALE RIGHTS AND TRANSFER RESTRICTIONS	25

SECTION 9.01 General	29
SECTION 9.02 Special Provisions in Relation to the Founders	29
SECTION 9.03 Rights of First Refusal for Key Shareholders	29

ARTICLE X REGISTRATION RIGHTS	29

SECTION 10.01 Demand Registration	29
SECTION 10.02 Piggyback Registrations	31
SECTION 10.03 Procedures	33
SECTION 10.04 Indemnification under Registration Rights	35

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made on 27th of April, 2006

BY AND AMONG:

1.	T2CN HOLDING LTD., a limited liability company organized and existing under the laws of the British Virgin Islands (the “Company”),

2.	The key shareholders of the Company listed on Schedule 2 hereof (“Key Shareholders”, as further defined),

3.	Certain Ordinary Shareholders of the Company who has/have signed this Agreement prior to the Closing, and

4.	GIGAMEDIA CHINA LIMITED, a limited liability company organized and existing under the laws of the British Virgin Islands (“Investor”).

The Company, the Key Shareholders and the Investor may hereinafter, as appropriate, respectively be referred to as a “Party” and collectively be referred to as the “Parties”.

WHEREAS:

(A)	The Company is a company incorporated in the British Virgin Islands and the details of the Company as at the date of this Agreement are set out in Schedule 1 hereof; and

(B)	The Company, the Preferred Shareholder (as defined below) and the Ordinary Shareholders (as defined below) were parties to a share purchase agreement dated April 27th, 2006 among the same Parties hereto (the “Series A Share Purchase Agreement”), under which the Company has agreed to issue and allot 7,500,000 Series A Preferred Shares to the Investor.

In consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration,

IT IS AGREED as follows:

ARTICLE I. DEFINITIONS AND INTERPRETATION

SECTION 1.01 Definitions.

“Additional Shares”	as used in Section 6.03(e) hereof, means any Shares to be issued by the Company in subsequent funding transactions, subject to restrictions as provided in Section 6.03(e);

“Additional Preferred Shares”	as used in Section 6.03(e) hereof, means any Shares issued by the Company;

“Additional Transfer Notice”	has the meaning set forth in Sub-Section 9.01(b)(iii);

“Applicable Securities Law”	means (i) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities law of the United States, as amended from time to time, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States of America, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction;

“Affiliate”	with regard to a given Person, means a Person that controls, is controlled by or is under common control with the given Person. For purposes of this Agreement, except as otherwise expressly provided, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated”, “controlling and “controlled” have meanings correlative to the foregoing;

“Board of Directors”	means the board of directors of the Company;

“Business”	has the meaning set forth in Section 2.01;

“Business Day”	means a day (other than a Saturday or Sunday or national holiday) on which licensed banks are generally open in the PRC for general banking business;

“Closing”	means the Closing under the Series A Share Purchase Agreement;

“Commission”	means (i) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States of America, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction;

“Company”	means T2CN Holding Limited, a company incorporated in British Virgin Islands, with its registered address at the offices of S-HR&M Financial Services Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, BVI, and/or its subsidiaries, where applicable;

“Conversion Price”	has the meaning set forth in Section 6.03;

“Domestic Company”	means T2 Entertainment Co., Ltd., a company incorporated under the laws of the PRC in Shanghai, PRC;

“Effective Conversion Price”	means, with respect to any Ordinary Share Equivalent at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalent and the consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalent over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalent;

“Equity Securities”	means any Ordinary Shares or Ordinary Share Equivalents;

“Form F-3”	means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC. Form F-3, as applied in this Agreement, could be either Form F-3, if the Company is deemed a foreign private issuer under the Securities Exchange Act of 1934, as amended, or Form S-3, if the Company is deemed a domestic issuer under such Act;

“Founder”	means such Key Shareholders as listed on Schedule 2-1 hereof;

“GAAP”	means generally accepted accounting principles in the United States of America;

“Group”	means the Company and its Subsidiaries and Affiliate(s);

“Happy Digital”	means a company established in Chengdu City with the Chinese name of ;

“HKIAC”	means Hong Kong International Arbitration Center;

“Holder” or “Holders”	means any person or persons owning or have the right to acquire Registrable Securities including the Founders and the Key Shareholders.

“Initiating Holder”	means, with respect to a request duly made under Section 10.01 or Section 10.02 to register any Registrable Securities, the Holder owning at least twenty five percent (25%) of the Registrable Securities including any Preferred Shareholder holding more than fifty percent (50%) of the Preferred Shares on an as-converted basis initiating such request;

“Issuance Notice”	has the meaning set forth in Section 11.01(b);

“Key Shareholder”	has the meaning set forth in the recitals, including the Founders, the Management and other shareholders listed on Schedule 2 hereof;

“Listing”	means the admission or quotation of the Shares (including the Shares into which any Securities may convert) to the list of a quotation system of a stock exchange;

“Management”	means such management staff and the Key Shareholder of the Company as listed on Schedule 2-2 hereof;

“New Securities”	shall mean any Equity Securities of the Company to be issued after the closing of the transactions contemplated by the Series A Share Subscription Agreement; provided the term “New Securities” does not include (i) securities issued upon conversion of the Preferred Shares; (ii) securities issued to employees, professional consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; (iii) securities issued in a Qualified Public Offering; (iv) securities issued pursuant to the acquisition of another corporation by the Company by merger or by purchase, and (v) securities issued in connection with any stock split, stock dividend or re-capitalization of the Company;

“Ordinary Shareholders”	means any Persons registered in the Company’s register of members as the holder of Ordinary Shares (including but not limited to the Key Shareholders), and the permitted transferees and assigns of such Person;

“Ordinary Shares”	means the Ordinary Shares of the Company with par value of US$0.01 per share;

“Ordinary Share Equivalents”	means warrants, options and rights exercisable for Ordinary Shares and instruments convertible or exchangeable for Ordinary Shares;

“Original Issue Price”	means, as to Series A Preferred Shares, US$2.00 each; or the aggregate amount of issue price based on such price per share;

“Person”	means any individual, person corporate, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or enterprise or entity;

“PRC”	means the People’s Republic of China, for the purpose of this agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“Preferred Shares”	means the Company’s Series A Preferred Shares with par value of US$0.01 each with the rights and privileges as set forth in the Restated Memorandum and Articles;

“Preferred Shareholder”	means the person(s) registered in the Company’s register of members as the holder of Series A Preferred Shares, and the permitted transferees and assigns of any Preferred Shareholder;

“Qualified Public Offering”	means a firm commitment public offering of Ordinary Shares that has been registered under the relevant securities act and jurisdiction with gross proceeds to the Company of at least US$40,000,000, and in which situation the price of each share shall be at least 2.4 times the purchase price of each Series A Preferred Share;

“Registrable Securities”	means (i) the Preferred Shares, (ii) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares and (iii) any other Ordinary Shares now or later held by any holder of Ordinary Shares including the Key Shareholders;

“Registration”	means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing;

“Registration Statement”	means a registration statement prepared on Form F-1, F-2 or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States;

“Remaining Shares”	has the meaning set forth in Section 9.01(b)(iii);

“Restated Memorandum and Articles”	means the Restated Memorandum and Articles of Association of the Company adopted pursuant to a shareholders special resolution of the Company, the form of which is attached as Exhibit 1 hereto;

“Securities”	means shares, equity interests, debentures, stocks, bonds, notes, units, warrants, options, derivative instruments or any other instrument of whatsoever nature which may be converted into and/or give rise to any rights in respect of or relating to shares or any equity interest or any other interests or securities, in or of the Company (or, where applicable, the holding company of the Company);

“Securities Act”	means the United States Securities Act of 1933, as amended;

“Selling Expenses”	means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement;

“Share”	means a share or, where applicable, Share Equivalent (on as-converted basis) in the share capital of the Company (of whatever class);

“Share Offered by Shareholder”	has the meaning set forth in Section 9.01(b);

“Series A Preferred Shares”	series A preferred shares of par value of US$0.01 each in the capital of the Company;

“Series A Share Purchase Agreement”	has the meaning set forth in the Recitals of this Agreement;

“Shareholder”	means a holder of Share(s) from time to time;

“Stock Option Pool”	means up to 5,500,000 Ordinary Shares that the Company shall reserve for the issuance of stock option to certain directors, officers, employees, consultants and/or advisors of the Company as the Board of Directors of the Company may approve from time to time;

“Subsidiaries”	means the subsidiaries of the Company from time to time (and each a “Subsidiary”);

“Trade Sale”	means an event where there shall be any offer or undertaking for the sale of all or substantially all of the equity or assets of the Company;

“Transfer”	has the meaning set forth in Section 9.01(b);

“Transfer Notice”	has the meaning set forth in Section 9.01(b);

“Transferor”	has the meaning set forth in Section 9.01(b);

“US and United States”	means the United States of America;

“United States Dollars and US$”	means the lawful currency of the US;

“Violation”	has the meaning set forth in Section 10.04(a)(i);

SECTION 1.02 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided:

(i)	the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

(ii)	references to a Shareholder shall include references to his successors or permitted assignees;

(iii)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(iv)	all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

(v)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(vi)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and

(vii)	all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise.

ARTICLE II. OBJECTIVES AND CERTAIN UNDERTAKINGS

SECTION 2.01 Objectives of the Company. The objectives of the Company are, to directly or indirectly engage in the Internet online gaming and other related services (the “Business”).

SECTION 2.02 Principal Business. The principal business of the Group shall be the Business, unless it is changed in accordance with the provisions herein.

ARTICLE III. DIVIDEND RIGHTS

SECTION 3.01 Dividend Rights. No dividend shall be paid out unless approved by an unanimous resolution by all the members of the Board of Directors. The Preferred Shareholder shall be entitled to receive, out of funds legally available therefore, cumulative dividends accrued at the rate of 8% per share per annum prior and in preference to the Ordinary Shareholders or any other class of shareholders of the Company on an as-converted basis. Accrued dividends shall be payable in cash or, at the election of the Preferred Shareholder, be converted into Ordinary Shares at the then effective Conversion Price for the Series A Preferred Shares.

ARTICLE IV BOARD; SHAREHOLDERS’ MEETING

SECTION 4.01 Board of Directors. (a) The number of Persons comprising the Board of Directors shall be five (5). The authorized number of directors may not be changed except by an amendment to the Restated Memorandum and Articles. So long as at least 50% of the Preferred Shares are outstanding, the Preferred Shareholder shall be entitled to elect one (1) director of the Board. Board quorum shall consist of three (3) directors.

(b) Any Board resolutions shall require a simple majority vote of the directors present at a duly convened Board meeting, except that the following matters shall require the vote of the director appointed by the Preferred Shareholder together with the simple majority vote of such directors:

(i) establishment of any subsidiary or investment in any other company except for investment in operating or developing online Mahjong, chess and poker game;

(ii) making of any distribution of profits amongst the shareholders by way of dividend, capitalization of reserves, bonus share, special distribution or otherwise;

(iii) Approval of any transfer of shares in the Subsidiary and/or the Domestic Company;

(iv) making of any alteration or amendment to the Memorandum and/or Articles of Association of the Company, any Subsidiary and/or the Domestic Company;

(v) appointment or settlement of the terms of appointment of the chief executive officer and chief financial officer;

(vi) settlement of or alteration of the terms of any bonus or profit sharing scheme or any share option plan (including but not limited to employee share option) or share participation schemes;

(vii) sale, transferring, licensing, charging, encumbering or otherwise disposition of any trademarks, patents or other intellectual property owned by the Company, any Subsidiary and/or the Domestic Company;

(viii) formulation of the preparation plan for the Qualified Public Offering and any amendment or modification thereof;

(ix) incurrence of indebtedness in any form by the Company or any of its Subsidiaries and/or the Domestic Company in excess of US$50,000 in one transaction other than the trade debts;

(x) creation of, allowing to arise, or issuance of any debenture or undertaking constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of the undertaking, shares, other equity interests, assets or rights of the Company, any Subsidiary and/or the Domestic Company, or provision of a guarantee by the Company, any Subsidiary or the Domestic Company to any third party;

(xi) approval of or making of adjustments or modifications to terms of transactions involving the interest of any director, officers, employees or shareholder of the Company or any Subsidiary and/or the Domestic Company, or other insiders or any of their family members or affiliates, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of the Company or any Subsidiary and/or the Domestic Company, other than on an arms-length basis and upon full disclosure to shareholders;

(xii) entering into an affiliated transaction with an Affiliate of any of Key Shareholders or management or directors of the Company, other than on an arms-length basis and upon full disclosure to the Preferred Shareholder;

(xiii) change to the previously adopted accounting policies and change to the financial year of the Company or any Subsidiary;

(xv) appointment or removal of the auditors of the Company or any Subsidiary and/or the Domestic Company;

(xvi) approval of annual financial budget and the establishment of annual milestones;

(xvii) commencement or settlement of any litigation or arbitration by the Company or any Subsidiary and/or the Domestic Company;

(xviii) any adjustment in compensation of the annual remuneration of the five (5) most highly compensated employees of the Company;

(xix) any change in the important corporate or financial policy or milestones of the Company or any Subsidiary and/or the Domestic Company; and

(xx) entering into or changing any commercial arrangements between the Domestic Company and the Company, any Subsidiary, or Key Shareholders.

(d) The Board of Directors shall convene a meeting at least once during each quarter of a year.

(e) When convening a meeting of the Board of Directors, a director shall be given (i) a written notice of meeting; (ii) a meeting agenda for the meeting; and (iii) documents to be reported and distributed to the directors at the meeting, at least seven (7) Business Days before the convention of the meeting. Any meeting held without seven (7) Business Days’ written notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive the notice of the meeting in writing; and for this purpose, the presence of a director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting.

(f) The Company shall reimburse the directors for reasonable costs incurred in relation to attending meetings of the Board of Directors, including without limitation, travel and accommodation expenses, and other reasonable costs incurred for the benefit of the Company and deemed acceptable to the Board of Directors.

(g) Any member of the Board of Directors may participate in a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(h) Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by a written resolution; provided, however, that such resolution shall have been signed by the director appointed by the Preferred Shareholder.

SECTION 4.02 Shareholders’ Meeting. (a) The Board of Directors shall give no less than fourteen (14) Business Days’ notice of meetings of Shareholders to those persons whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting.

(b) The Preferred Shareholder shall be entitled to such number of votes as equal to the whole number of Ordinary Shares into which such Preferred Shareholder’s aggregate number of Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote, or if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Except for the matters provided in Section 5 hereof or in the Restated Memorandum and Articles, the Preferred Shareholder shall vote together with the holders of Ordinary Shares as if they were the same classes of shareholders, and not as a separate class or series, on all matters put before the Shareholders.

(c) The Company shall take all steps as are necessary to cause the provisions of this Section 4 and Section 5 below to apply mutatis mutandis to the governance of any Subsidiary, including without limitation, formulating the board of directors with the same constitution, function, convention, quorum, and voting rights same as those of the Company, without contradicting applicable laws of the jurisdiction where the Subsidiary is situated.

ARTICLE V. PROTECTIVE PROVISIONS

SECTION 5.01 Protective Provisions for Preferred Shareholder. For so long as at least 50% of the Preferred Shares remain outstanding, in addition to any other vote or consent required herein or by law, an approval by the holders of at least 50% of the Preferred Shares shall be necessary to effect the following actions:

(1) authorization or issuance or creation of any class of stock, or securities exchangeable for or convertible into shares of the Company, any Subsidiary and/or the Domestic Company, provided that this Section 5.01 does not apply to the issuance of no more than 3 million new shares (which have no right, preference or priority superior to the Preferred Shares) of the Company in the second closing within 3 months after the Closing;

(2) Increasing, reduction or cancellation of the authorized or issued share capital, or split or combination of Shares of the Company, any Subsidiary and/or the Domestic Company;

(3) ceasing to conduct or carry on or changing the business of the Company, any Subsidiary and/or the Domestic Company substantially as now conducted or change any part of such business activities;

(4) reclassification of the issued Shares or any adjustment of the preferences, privileges, powers, rights or interest or the restrictions attached to any class of Shares;

(5) Passing of any resolution for the winding up of the Company or any Subsidiary and/or the Domestic Company or undertaking of any merger, sale, consolidation, reconstruction, dissolution or liquidation exercise concerning the Company, any Subsidiary and/or the Domestic Company or apply for the appointment of a receiver, manager or judicial manager or like officer;

(6) Sale, transfer or disposition or purchase of the whole or a substantial part of the undertaking goodwill or the assets of the Company or any Subsidiary and/or the Domestic Company or any of intellectual property rights; and.

(7) Any repurchase or redemption of shares of the Company other than pursuant to restricted share agreements with employees with redemption provisions in the Restated Memorandum and Articles, provided that this Section 5.01 does not apply to any repurchase of the shares owned by either Zhigang Li or Yan Jin;

ARTICLE VI. CONVERSION RIGHTS

The Preferred Shareholder shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares: The initial conversion ratio for Preferred Shares to Ordinary Shares shall be 1:1, subject to adjustments of the Conversion Price as set forth in Section 6.03 below.

SECTION 6.01 Optional Conversion. (a) Subject to and in compliance with the provisions of this Section 6, any Preferred Share may, at the option of the Preferred Shareholders, be converted at any time into fully-paid and non-assessable Ordinary Shares pursuant to Section 6.01(b) below. Upon such conversion, all preference rights attached to such Preferred Shares shall be automatically terminated

(b) The Preferred Shareholder who desires to convert such Preferred Shares into Ordinary Shares shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such Preferred Shareholder has elected to convert such Preferred Shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such Preferred Shareholder at such office a certificate or certificates for the number of Ordinary Shares to which the Preferred Shareholder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Ordinary Shares (at the fair market value of an Ordinary Share determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the Preferred Share being converted and (ii) in cash (at the fair market value of an Ordinary Share determined by the Board of Directors as of the date of conversion) the value of any fractional Ordinary Shares to which the Preferred Shareholder would otherwise be entitled. Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

SECTION 6.02 Automatic Conversion. (a) Each Preferred Share shall automatically be converted, based on the then-effective Conversion Price, immediately upon (i) the closing of a Qualified Public Offering, or (ii) the election of the holders of at least 50% of the outstanding Preferred Shares, pursuant to Section 6.02(b) below.

(b) The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred

Shares, or any Preferred Shareholder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the Preferred Shareholder thereof a certificate or certificates for the number of Ordinary Shares to which such Preferred Shareholder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Ordinary Shares (at the fair market value for a Ordinary Share determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the Preferred Share being converted and (ii) in cash (at the fair market value of an Ordinary Share determined by the Board of Directors as of the date of such conversion) the value of any fractional Ordinary Shares to which such Preferred Shareholder would otherwise be entitled. Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

SECTION 6.03 Preferred Share Conversion Price. The Conversion Price for the Preferred Shares shall initially equal the Original Issue Price and shall be adjusted from time to time as provided below:

(a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Ordinary Share Dividends and Distributions. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Ordinary Shares, in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or equivalents of Ordinary Shares, then, and in each such event, upon conversion of any Preferred Share thereafter, the Preferred Shareholder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the Preferred Shareholder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or reorganized with or into another Person (other than a consolidation, merger or reorganization treated in Section 7.02), then in any such event, upon conversion of any Preferred Share thereafter, the Preferred Shareholder thereof shall receive the kind and amount of shares and other securities and property which the Preferred Shareholder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(e) Sale of Shares Below the Conversion Price. (A) If at any time, or from time to time, the Company shall issue or sell Additional Shares (other than (i) as a subdivision or combination of Ordinary Shares provided for in Section 6.03 (a) above, (ii) as a dividend or other distribution provided for in Section 6.03 (b) above, (iii) the issuance of Additional Shares under the Stock Option Scheme or upon the exercise of options thereof, (iv) the conversion of Preferred Shares into Ordinary Shares, or (v) the issuance of Additional Shares in a Qualified Public Offering) for a consideration of price per share less than the then-existing Conversion Price, then, and in each such case, the Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to the level of the price per share for the Additional Shares newly issued or sold by the Company.

(B) For the purpose of making any adjustment in the Conversion Price or number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(i)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed on the gross amount basis;

(ii)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed on the gross amount basis at the fair market value thereof, as determined in good faith by the Board of Directors as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property ; and (iii) If Additional Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Shares or Ordinary Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares or Ordinary Share Equivalents.

(C) For the purpose of making any adjustment in the Conversion Price provided in this Section 6.03(e), if at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Shares and the Effective Conversion Price of such Ordinary Share Equivalents is less than the Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance, the Company shall be deemed to have issued the maximum number of Additional Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Share deemed issued an amount equal to the Effective Conversion Price.

(i)	In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Conversion Price is less than the Conversion Price at such date, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price, shall be re-computed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

(ii)	If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Conversion Price which would have been in effect had such adjustment been made on the basis that (A) the only Additional Shares to be issued on such Ordinary Share Equivalents were such Additional Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (B) such Additional Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase

Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalent actually converted.

(iii)	For any Ordinary Share Equivalent with respect to which the Conversion Price has been adjusted under this Sub-Section (iii), no further adjustment of the Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(f) Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered Preferred Shareholder at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Shares issued or sold or deemed to be issued or sold, (iii) particulars of share splits or combination, if any; (iv) particulars of the dividend or other distribution to holders of Ordinary Shares, if any; (v) the Conversion Price in effect after such adjustment or readjustment, and (vi) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

(g) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the Preferred Shareholders, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action of deliverable upon the conversion of Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least 15 days prior to the taking of such proposed action.

SECTION 6.04 Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of any Preferred Share. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a Preferred Shareholder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a Ordinary Share (as determined by the Board of Directors) on the date of conversion.

SECTION 6.05 Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take all necessary actions to increase its authorized but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purpose.

SECTION 6.06 Notices. Any notice required by the provisions of this Section 6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each Preferred Shareholder of record at the address of such Preferred Shareholder appearing on the books of the Company.

SECTION 6.07 Payment of Taxes. The Company will pay all taxes (other than taxes based upon income and withholding taxes) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charges imposed in connection with any transfer involved in the issuance and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered.

ARTICLE VII. LIQUIDATION RIGHTS

SECTION 7.01 Liquidation Preferences. In the event of a liquidation of the Company, the Preferred Shareholder shall first be paid an amount equal to 1.2 times the Original Issue Price plus a compound annual interest of 15% of such amount from the date of the payment of the Original Issue Price. Thereafter, the Preferred Shareholder on a

deemed converted basis shall be entitled to participate ratably with the holders of other shares in the residue (if any) of such surplus assets as shall remain after paying out the capital paid up on other shares.

SECTION 7.02 Liquidation on Sale or Merger. The following events shall be treated as a liquidation under this Section 7:

(1)	any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or

(2)	a sale, lease or other disposition of all or substantially all of the assets of the Company;

and upon any such event, any proceeds resulting to the Shareholders of the Company therefrom shall be distributed in accordance with the terms of Section 7.01.

ARTICLE VIII. INFORMATION AND INSPECTION RIGHTS

SECTION 8.01 Delivery of Financial Statements to Preferred shareholder. The Company shall deliver to the Preferred Shareholder(s):

(a) within 90 days after the end of each fiscal year of the Company, annual operational reports and financial statements as of the end of the fiscal year, and audited and certified by independent certified public accountants of recognized international standing and reputation selected by the Company;

(b) unaudited quarterly consolidated financial statements and the quarterly operational report within fourty five (45) days of the end of each quarter;

(c) unaudited monthly consolidated financial statements within thirty (30) days of the end of each month; and

(d) at least forty-five (45) days prior to the end of each fiscal year, a budget for the succeeding fiscal year, setting forth for each month during such succeeding fiscal year projected balance sheets, income statements and statements of cash flows.

SECTION 8.02 Financial Statements. For the purpose of this Section 8, the term “financial statements” shall be construed to include a balance sheet, statements of income and loss and cash flows for the applicable period, prepared in accordance with US GAAP and compared against the Company’s annual operating plan and budget.

SECTION 8.03 Inspection. The Company shall permit the Preferred Shareholder, at such Preferred Shareholder’s expense, to visit and inspect any of the properties and examine the books of account and records of the Company and its Subsidiaries and discuss the affairs, finances and accounts of the Company and its Subsidiaries with the directors, officers, employees, accountants, legal counsel and investment bankers of the Company, all at business hours as may be requested by such Preferred Shareholder by delivering three (3) days written notice to the Company, provided that such inspection rights shall terminate upon a Qualified Public Offering.

ARTICLE IX. RIGHTS OF FIRST REFUSAL; CO-SALE RIGHTS AND TRANSFER RESTRICTIONS

SECTION 9.01 (a) Right of First Refusal for Preferred Shareholders. (i) If at any time an Ordinary Shareholder who is a Key Shareholder of the Company (a “Transferor”) proposes to transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties (a “Transfer”), then the Transferor shall give the Preferred Shareholder and the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (“Shares Offered by Ordinary Shareholder”), (ii) the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(ii)	Preferred Shareholders’ Option:

(1)	The Preferred Shareholder shall have an option for a period of thirty (30) days from the receipt of the Transfer Notice to elect to purchase its respective pro rata shares of the Shares Offered by Ordinary Shareholder at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(2)	The Preferred Shareholder may exercise such purchase option and, thereby, purchase all or a part of its respective pro rata shares of the Shares Offered by Ordinary Shareholder, by notifying Transferor and the Company in writing, before expiration of the thirty (30) day period as to the number of such shares which it will purchase (including any re-allotment).

(3)	The Preferred Shareholder shall be entitled to apportion the Shares Offered by Ordinary Shareholder to be purchased among its partners and affiliates, provided that such Preferred Shareholder notifies the Transferor of such allocation and upon receipt of written consent of the Transferor.

(4)	If the Preferred Shareholder gives the Transferor notice that it desires to purchase all or part of its pro rata share of the Shares Offered by Ordinary Shareholder and, as the case may be, its re-allotment, then payment for the Shares offered by Ordinary Shareholder shall be by check or wire transfer, against delivery of the Shares Offered by Ordinary Shareholder to be purchased at a place agreed by the Parties and at the time of the scheduled closing therefore, which shall be no later than forty-five (45) days after the Preferred Shareholders’ receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 9.01(b)(v).

(iii) Additional Transfer Notice from Ordinary Shareholder. If the Preferred Shareholder has declined to purchase all, or a portion of, its respective pro rata shares of the Shares Offered by Ordinary Shareholder in connection with a proposed Transfer, the Transferor shall give the Company an “Additional Transfer Notice” which shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Shares Offered by Ordinary Shareholder which the Preferred Shareholders have declined to purchase (the “Remaining Shares”) and briefly describe the Company’s rights of first refusal and co-sale rights with respect to the proposed Transfer.

(iv) Company’s Option to Buy the Remaining Shares. The Company shall have an option for a period of ten (10) days from receipt of the Additional Transfer Notice to elect to purchase the Remaining Shares at the same price and subject to the same material terms and conditions as are described in the Additional Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all or a portion of the Remaining Shares by notifying the Transferor in writing before expiration of the ten day period as to the number of such shares which it wishes to purchase. If the Company gives the Transferor notice that it desires to purchase such shares, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased, at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 9.01(b)(v).

(v)	Valuation of Property.

(1)	Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Preferred Shareholders (or the Company) shall have the right, upon receipt of the Transferor’s written consent, to pay the purchase price in the form of cash equal in amount to the value of such property.

(2)	Subject to the paragraph above, if the Transferor and the Preferred Shareholder (or the Company) cannot agree on such cash value within ten days after the Preferred Shareholders’ receipt of the Transfer Notice (or the Company’ receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Preferred Shareholders (or the Company) or, if they cannot agree on an appraiser within twenty (20) days after the Preferred Shareholders’ receipt of the Transfer Notice (or the Company’ receipt of the Additional Transfer Notice), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value.

(3)	The cost of such appraisal shall be borne by the Preferred Shareholder (or the Company).

(4)	If the time for the closing of the Preferred Shareholder’s purchase or the Company’s purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee, such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this sub-Section.

(b) Preferred Shareholder’s Right of Co-Sale. (i) To the extent the Preferred Shareholder and the Company do not exercise their respective rights of first refusal to all of the Shares Offered by Ordinary Shareholder pursuant to Section 9.01(b), the Preferred Shareholder shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice.

(ii) The Preferred Shareholder may elect to sell up to such number of Equity Securities equal to (on a fully converted basis) the product obtained by multiplying (i) the aggregate number of Ordinary Shares covered by the Transfer Notice (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Preferred Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the selling Ordinary Shareholders and all of the Selling Preferred Shareholders on the date of the Transfer Notice.

(iii) The Preferred Shareholder shall effect its participation in the sale by delivering to the Ordinary Shareholders for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which the Selling Preferred Shareholder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Ordinary Shares, the Selling Preferred Shareholder shall convert such Equity Securities into Ordinary Shares and deliver certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(iv) The share certificate or certificates that the Preferred Shareholder delivers to the Ordinary Shareholders pursuant to Section 9.01(c)(iii) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Ordinary Shareholders shall concurrently therewith remit to the Preferred Shareholder that portion of the sale proceeds to which the selling Preferred Shareholder is entitled by reason of its participation in such sale.

(v) To the extent that any prospective purchaser prohibits the participation of the selling Preferred Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from the selling Preferred Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from the Selling Preferred Shareholder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

(vi) The rights provided in this Section 9.01 shall terminate upon a Qualified Public Offering.

(c) Limitations to Rights of First Refusal and Co-Sale. Notwithstanding the provisions of this Section 9.01 and this Section 9.01 shall not apply to the followings: an Ordinary Shareholder may sell or otherwise assign, with or without consideration, Equity Securities to any spouse or member of such Ordinary Shareholder’s immediate family, or to a custodian, trustee, executor, or other fiduciary for the account of the Ordinary Shareholder’s spouse or members of the Ordinary Shareholder’s immediate family, or to a trust for the Ordinary Shareholders’ own self, or a charitable remainder trust, provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have executed documents assuming the obligations of the transferring Ordinary Shareholder under this Agreement with respect to the transferred securities.

(d) Accession of Subsequent Shareholders. Prior to a Qualified Public Offering, no Ordinary Shareholder shall sell, assign, transfer, or hypothecate any Ordinary Shares (whether now owned or hereafter acquired) unless the transferee thereof shall agree in writing in form reasonably acceptable to the Company to be bound by this Section 9.01, as if such transferee were an Ordinary Shareholder.

SECTION 9.02 Special Provisions in Relation to the Founders and Management. (a) Unless otherwise approved by the holders of at least 50% of the Preferred Shares, the Founders and the Management Shall not sell or transfer, or dispose of any Ordinary Shares during the three-year period from the Closing. (b) Each Founder and Management undertake not to compete with the Company (including but not limited to directly or indirectly engaging in any business or conducting any activities that are same with or similar to those engaged in or conducted by the Company) or solicit any employees of the Company for a period of one year following the termination of such Founder or Management’s employment relationship with the Company.

SECTION 9.03 Right of First Refusal for Key Shareholders. If at any time the Preferred Shareholder proposes to transfer 50% or more of the Preferred Shares to any third parties, each Key Shareholder shall have an option for a period of thirty (30) days from the receipt of a written notice for such transfer to elect to purchase their respective pro rata shares of all (but not a portion) of the Preferred Shares offered at the same price and subject to the same material terms and conditions as described in the said notice. If the Key Shareholders fail to exercise the option to purchase all the Preferred Shares offered, the Preferred Shareholder may sell the Preferred Shares to the said third parties. Unless otherwise provided in this Section 9.03, other provisions regarding the Right of First Refusal for Preferred Shareholder in this Article IX shall apply to the Right of First Refusal for Key Shareholders herein, to the extent such provisions are applicable.

ARTICLE X REGISTRATION RIGHTS

SECTION 10.01 Demand Registration. (a) Registration Other Than on Form F-3. (i) Subject to the terms of this Agreement, at any time after a Qualified Public Offering, an Initiating Holder may request the Company in writing to effect the Registration of Registrable Securities for which the reasonably anticipated aggregate price to the public, would exceed US$15,000,000. Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause Registrable Securities specified in the request, to be Registered and/or qualified for sale and distribution in such jurisdictions as the Initiating Holder may reasonably request. The Company shall be obligated to effect only three (3) such Registrations.

(b) Registration on Form F-3. Subject to the terms of this Agreement, at any time after a Qualified Public Offering, an Initiating Holder may request the Company in writing to file a Registration Statement on Form F-3 (or any successor form to Form F-3, or any comparable form for Registration in a jurisdiction other than the United States) for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, would exceed

US$15,000,000, and the Company is entitled to use Form F-3 or a comparable form to Register the requested Registrable Securities. Upon receipt of such a request the Company shall, as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause the Registrable Securities specified in the request, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holder may reasonably request. The Company’s obligation to effect registrations pursuant to this Section 10.01(b) is unlimited.

(c) Right of Deferral. (i) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 10.01:

(1)	in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;

(2)	if, within ten (10) days of the receipt of any request of the Initiating Holder to Register any Registrable Securities under Section 10.01(a) or Section 10.01(b), the Company gives notice to the Initiating Holder of its bona fide intention to effect the filing for its own account of a Registration Statement with the Commission within sixty (60) days of receipt of that request (other than a registration of securities in a transaction under Rule 145 of the Securities Act or an offering solely to employees), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective; or

(3)	within six (6) months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan).

(ii) if, after receiving a request from the Initiating Holder pursuant to Section 10.01(a) or Section 10.01(b), the Company furnishes to the Initiating Holder a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, the Company’s obligation to use its commercially reasonable efforts to file a Registration Statement shall be deferred for a period not to exceed 120 days from the receipt of any request duly submitted by the Initiating Holder under Section 10.01(a) or 10.01(b) to Register Registrable Securities; provided that the Company shall not exercise the right contained in this Section 10.1(c)(ii) more than twice in any twelve (12) month period.

(d) Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 10.01(a) or Section 10.01(b), the Initiating Holder seek to distribute such Registrable Securities in an underwriting, they has the right to so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 10.01(a) and 10.01(b). In such event, the right of any Holders to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holder representing a majority in voting power of the Registrable Securities held by the Initiating Holder) to the extent provided herein. The Initiating Holder proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to Initiating Holder representing a majority in voting power of the Registrable Securities held by the Initiating Holder). Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude some of the Registrable Securities from the underwriting if so justified after excluding any other Equity Securities from the underwriting, provided that any Registration must include at lease 25% of the Shares requested to be included by the holders of Registrable Securities. If a limitation of the number of Registrable Securities is required pursuant to this Section 10.01(d), the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration. If shares of the Company are offered in an underwritten public offering (whether or not a Qualified Public Offering) for the account of any shareholder, each Preferred Shareholder shall have the right to include a pro rata number of shares in the offering on terms and conditions no less favorable to the Preferred Shareholders than to any other selling shareholders.

SECTION 10.02 Piggyback Registrations. (a) Registration of the Company’s Securities. Subject to Section 10.02(c), if the Company proposes to Register for its own account any of its Equity Securities in connection with the public offering of such securities, the Company shall promptly give the Holders written notice of such Registration and, upon the written request of the Holders given within twenty (20) days after delivery of such notice, the Company shall use commercially reasonable efforts to include in such Registration any Registrable Securities thereby requested by the Holders.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 10.02(a) prior to the effectiveness of such Registration, whether or not the Holders have elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 10.03(c).

(c) Underwriting Requirements. (i) In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of any Holder under this Section 10.02 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise the Holders seeking Registration of Registrable Securities pursuant to this Section 10.02 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting if so justified after excluding any other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting, provided that any Registration must include at lease 25% of the Shares requested to be included by the Holders.

(ii) If a limitation of the number of Registrable Securities is required pursuant to Section 10.2(c)(i) the number of Registrable Securities that may be included in the Registration and underwriting by selling Holders shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration.

(iii) If the Holder disapproves of the terms of any underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

(d) Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 10.02 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company stock plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable), or (iii) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

SECTION 10.03 Procedures. (a) Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as possible:

(i)	Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to 120 days;

(ii)	Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

(iii)	Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv)	Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, those expenses shall be payable pro rata by selling shareholders;

(v)	In the event of any underwritten public offering, entering into and performing its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(vi)	Notify the Holders of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii)	Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

(viii)	Furnish, at the request of any Initiating Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(ix)	Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are then traded.

(b) Information From Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of the selling Holders that the selling Holders shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holders’ Registrable Securities.

(c) Expenses of Registration. All expenses, other than Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and underwriters but excluding any underwriting discounts and commissions, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of the Holders.

SECTION 10.04 Indemnification under Registration Rights.

(a)	Company Indemnity.

(i)	To the extent permitted by law, the Company will indemnify and hold harmless the Holder, its officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) the Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse the Holders, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii)	The indemnity agreement contained in this Section 10.04(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by any such Holder, underwriter or controlling person of the Company.

(iii)	With respect to any preliminary prospectus, the foregoing indemnity shall not inure to the benefit of the Holders or underwriter, or any Person controlling (within the meaning of the Securities Act) the Holders or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of the Holders or underwriter to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)	Holders Indemnity.

(i)	To the extent permitted by law, the selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, and each Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holders expressly for use in connection with such Registration; and the Holders will reimburse any person intended to be indemnified pursuant to this Section 10.04(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action.

(ii)	The indemnity contained in this Section 10.04(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holders (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Section 10.04(b) exceed the gross proceeds from the offering received by such Holders.

(c) Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 10.04(a) or Section 10.04(b) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 10.04(a) or Section 10.04(b), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10.04, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.04.

(d) Contribution. If any indemnification provided for in Section 10.04(a) or Section 10.04(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Survival. The obligations of the Company and the Holders under this Section 10.04 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise.

SECTION 10.05 Additional Undertakings. (a) Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(i)	make and keep public information available, as those terms are understood and defined in Commission Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of a Qualified Public Offering;

(ii)	file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(iii)	at any time following 90 days after the effective date of the Qualified Public Offering, promptly furnish to the Holders, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to such form.

(b) Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holder, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (a) to include such securities in any Registration filed under Section 10.02, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holder that are included, (b) to demand Registration of their securities, or (c) to enjoy registration rights otherwise superior to or in parity with the Preferred Shareholders except that this sentence will not apply in the situation where the Company issues no more than 3 million new shares which has the right, preference or priority on a parity with the Preferred Shares.

(c) “Market Stand-Off” Agreement. Each Holder agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities or other shares of the Company (whether then owned or thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares of the Company, whether any such transaction described in Section (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 10.05(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

(d) Termination of Registration Rights. Notwithstanding anything to the contrary in this Agreement, if: (i) the Company obtains from the Commission a “no-action” letter in which the Commission indicated that it will take no action if, without Registration under the Securities Act or other Applicable Securities Laws, any Holder disposes of Registrable Securities covered by any request for Registration made under this Agreement in the specific manner in which such Holder proposes to dispose of Registrable Securities included in that request (including, without limitation, inclusion of the Registrable Securities in an underwriting initiated by either the Company or the Holders) and that the Registrable Securities may be sold to the public without Registration or (ii) in the opinion of counsel for the Company , no Registration under the Securities Act (or other Applicable Securities Law) is required in connection with the disposition and that the Registrable Securities may be sold to the public without Registration, then the Registrable Securities included in the request for Registration, shall not be eligible for Registration under Section 10.01 with respect to the proposed disposition. Any Registrable Securities not so disposed of shall be eligible for Registration in accordance with the terms of this Agreement with respect to other proposed dispositions to which this Section 10.05(d) does not apply. In any event, these registration rights shall terminate on the fifth anniversary of a Qualified Public Offering.

(e) Assignment of Registration Rights. The right to cause the Company to Register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of such securities [that (i) is an Affiliate of the Holder, or (ii) after such assignment or transfer, holds Registrable Securities representing at least 100,000 Ordinary Shares (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations)], provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; (c) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under Applicable Securities Law; ; (e) the transfer is in connection with a transfer of all securities of the Company; and (f) the transfer is to constituent partners or shareholders who agree to act through a single representative. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

(f) Exercise of Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares.

ARTICLE XI. PRE-EMPTIVE RIGHT

SECTION 11.01 Pre-emptive Right. (a) General. The Company hereby grants to the Preferred Shareholder a right of first refusal to purchase up to a pro rata share of the entirety of any New Securities which the Company may, from time to time, propose to sell and issue. A Preferred Shareholder’s “pro rata share”, for purposes of this pre-emptive right shall be determined according to the number of Ordinary Shares owned by the Preferred Shareholder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of any Ordinary Share Equivalents) in relation to the total number of Ordinary Shares outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of any Ordinary Share Equivalents).

(b) Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Preferred Shareholder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Preferred Shareholder shall have thirty (30) days after any such notice is mailed or delivered to agree to purchase up to such Preferred Shareholder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) Sales by the Company. Upon the expiration of the above thirty (30) days notice period, the Company may sell any New Securities with respect to which the Preferred Shareholders’ right of first refusal under this Section 11.03 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within a 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Shareholders in the manner provided in Section 11.03(a) above.

(d) Assignments and Transfers. No Third Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Preferred Shareholder hereunder are only assignable (i) by such Preferred Shareholder to any other Preferred Shareholder, if any, (ii) to a partner or affiliate of such Preferred Shareholder or (iii) to an assignee or transferee who acquires all of the

Equity Securities held by the Preferred Shareholder. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties.

(e) Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by the Ordinary Shareholders shall, to the extent applicable, bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF RIGHT OF FIRST REFUSAL, CO-SALE AGREEMENT AND/OR OTHER TRANSFER RESTRICTIONS, AS APPLICABLE, BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN PREFERRED SHAREHOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(f) Exception. Notwithstanding anything to the contrary contained in this Article XI, this Article XI shall not apply to the issuance of no more than [3 million] new shares of the Company in the second closing within 3 months after the Closing.

(g) Termination. This Article XI shall terminate upon a Qualified Public Offering.

ARTICLE XII. REDEMPTION RIGHT

SECTION 12.01 Redemption Rights of Preferred Shareholders. Subject to the terms and conditions of this Agreement and to the extent permitted by applicable laws, at any time and from time to time after December 31, 2009, upon request by the holders of at least 50% of the Preferred Shareholders, the Company shall redeem all of the outstanding Series A Preferred Shares. The amount payable to the redeeming party shall be converted into a debt payable over 12 months or on a payment schedule mutually agreed by the Company and the redeeming party. The redemption amount shall be equal to 1 time the original purchase price of the Series A Preferred Shares, as the case may be, plus a compound annual interest of 10% of such amount over the repayment period. The redemption amount shall be proportionally adjusted for share splits, share dividends, recapitalizations and similar events.

ARTICLE XIII. AFFILIATED TRANSACTION

SECTION 13.01 Affiliated Transactions. For any affiliated transaction that is to be entered into by the Company with any of its Affiliates or Affiliates of the Founders, the terms, conditions and consideration for such transaction shall be comparable to a normal arms-length transaction that is to be conducted in the market at the time such transaction is conducted. However, the transactions between the Domestic Company and the Group shall not be construed as affiliated transactions for the purpose of this Section 13.

ARTICLE XIV. PUT OPTION

SECTION 14.01 Put Right. Within two (2) years from the date of the Closing under the Series A Share Purchase Agreement, the Key Shareholders shall have the right to sell to the Preferred Shareholder the entire Shares held by such Key Shareholders pursuant to and in compliance with the terms hereof (“Put Option”). Such sale shall be made on the following terms and conditions:

(a) A Key Shareholder may exercise the Put Option only if all the Shares held by such Key Shareholder will be sold to the Preferred Shareholder, and a Key Shareholder is not allowed to only sell part of its/his Shares in exercising the Put Option;

(b) Put Option enjoyed by Key Shareholders are not transferable, and no purchaser or assignee of the Shares has the right to exercise the Put Option;

(c) The price per share at which the Shares are to be sold to the Preferred Shareholder shall be equal to eight point sixty five (8.65) times of the Net Operating Income (as defined in Section 14.02) per Share in the complete fiscal year preceding to the notice as mentioned in sub-paragraph (ii) hereafter as reflected in the consolidated financial statements of the Company audited by a Big-4 accounting firm. Any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Put Option under this Agreement shall be deducted from the price payable by the Preferred Shareholder to such Key Shareholder.

(d) A Key Shareholder is only entitled to exercise Put Option once a year, subject to each sale of a minimum of 500,000 shares, within the two years of the Closing, and shall deliver a written notice (as specified in the subsection (c) below) within 10 days from the first and second anniversaries respectively for the purpose of exercising the Put Option;

(e) The Company shall have Net Operating Income for the first year of the Closing for exercising the first-year Put Option by a Key Shareholder, and shall have a higher amount of Net Operating Income for the second year than for the first year for exercising the second-year Put Option by the Key Shareholder;

(f) A Key Shareholder shall, if exercising the right created hereby, deliver to the Preferred Shareholder a written notice of selling all the Shares it/he holds in the Company to the Preferred Shareholder (“Put Option Notice”).

(g) The Preferred Shareholder shall purchase the Shares specified to be sold under the Put Option Notice. The payment of the purchase price can be made in cash or shares issued by the Preferred Shareholder (“Consideration Shares”);

(h) At least 50% of the purchase price for the Shares shall be paid in cash up to USD 4,800,000 in aggregate for total annual exercise; provided, however, that (i) if the Investor and exercising Key Shareholders mutually desire, the cash portion of the purchase price can be lower than 50%; or (ii) at the choice of the Preferred Shareholder, the total annual cash payment can be higher than USD4,800,000. The Preferred Shareholder shall, within forty-five (45) days upon receipt of the notice described above from the Key Shareholder(s) exercising the right created hereby, elect to pay the purchase price in cash or the Consideration Shares, after deducting the amount of reimbursable fees and expenses, as specified above. The price of the Consideration Shares shall be the average weighted trading price of the shares of the Preferred Shareholder in the past thirty (30) trading days prior to the date of the Put Option Notice].

(h) The payment of the purchase price pursuant to paragraph (g) above shall be made against delivery of the certificate or certificates representing Shares to be sold, together with a transfer form signed by the Key Shareholder(s) transferring such Shares to the Preferred Shareholder.

(i) The Consideration Shares obtained by the Shareholder(s) shall be subject to lock-up for a period of two (2) years. A Key Shareholder can only dispose of one half (1/2) of the Consideration Shares it received in every year during such lock-up period.

(j) The Put Option will terminate upon the earliest to occur of (i) immediately prior to the effectiveness of the registration statement for the Company’s Qualified IPO, (ii) the effectiveness of any reorganization, consolidation, merger, sale or transfer of the Company’s outstanding Shares or similar transaction (excluding a sale of shares by the Company for capital raising purposes) in which (A) the members of the Company immediately prior to such reorganization, merger or consolidation, sale or transfer of shares or similar transaction do not (by virtue of their ownership of securities of the Company immediately prior to such transaction) beneficially own shares possessing a majority of the voting power of the surviving company or companies immediately following such transaction and (B) the consideration received in such transaction by members of the Company (by virtue of their ownership of securities of the Company immediately prior to such transaction) consists solely of cash and/or securities of any entity for which such class of securities has been and continues to be traded on an internationally-recognized securities exchange, and (iii) immediately prior to the effectiveness of the sale, lease or disposition by the Company of all or substantially all of the Company’s assets in which (A) the members of the Company immediately prior to such sale, lease or disposition do not (by virtue of their ownership of securities of the Company immediately prior to such transaction) beneficially own shares possessing a majority of the voting power of the purchasing entity and (B) the consideration received in such transaction by the Company consists solely of cash and/or securities of any entity for which such class of securities has been and continues to be traded on an internationally-recognized securities exchange.

SECTION 14.02 Net Operating Income. For the purpose of this Clause, the “Net Operating Income” as used in this Section shall mean Net Income less Non-Operating Income excluding Interest Income and Dividend Income (the terms

“Net Income”, “Non-Operating Income”, “Interest Income” and “Dividend Income” are defined in US GAAP).

In calculating the “Net Operating Income”:

(a) No provision shall be made for revenues recognized but not collected for less than 3 months unless the customer in question has entered voluntary or involuntary bankruptcy proceeding, is under financial distress or is otherwise in a condition which the Board shall reasonably believe will impact its ability to perform its payment obligations to the Company;

(b) Provisions shall be made for revenues recognized but not collected for 3 months or longer in the following percentages:

(i) 30%, if more than 3 months but less than 4 months,

(ii) 70%, if more than 4 months but less than 5 months, and

(iii) 100%, if more than 5 months;

which provisions shall be deducted from the Net Operating Income of the relevant fiscal year.

ARTICLE XV. ISSUANCE OF ADDITIONAL PREFERRED SHARES

SECTION 15.01 Issuance of Additional Shares based on 2006 Accounts. Upon the delivery by the Company of the Company’s audited consolidated financial statements for the 12 month period ending on March 31, 2007 prepared in accordance with the US GAAP and audited by a Big-Four accounting firm mutually selected by the Company and the Series A Preferred Shareholder (the “2006 Accounts”):

If the Net Operating Income reflected in the 2006 Accounts (“2006N”) is less than US$10,000,000, the Preferred Shareholder shall be entitled to purchase additional Preferred Shares from the Company at a consideration being par value of the Shares. The number of the additional Preferred Shares shall be calculated as follows:

ANP = NP×(10,000,000/2006N* ISR2006 - 1)

For the purpose of this Section 15.01:

NP = The number of Series A Preferred Shares issued on Closing

ANP = Additional number of preferred shares to be issued

ISR 2006 = (Number of issued shares and warrants as of December 31,2006- Ordinary Shares issued for the exercise of the employee Stock Option Pool) / (number of issued shares and warrants as of the Closing + Ordinary Shares actually issued for Happy Digital)

If 2006N is less than USD 5 million, the Preferred Shareholder has the option to further buy additional 6 million Series A Preferred Shares at the price of higher of 8.65 times of the Net Operating Income per Share or $1 per share.

Notwithstanding anything to the contrary in this Section 15.01, in no event should ANP exceed 7.5 million shares.

SECTION 15.02 Issuance of Additional Shares based on 2007 Accounts. Upon the delivery by the Company of the Company’s audited consolidated financial statements for the fiscal year ending on December 31, 2007 prepared in accordance with the US GAAP and audited by a Big-Four accounting firm mutually selected by the Company and the Series A Preferred Shareholder (the “2007 Accounts”):

If the Net Operating Income reflected in the 2007 accounts (“2007N”) is less than US$17,000,000, the Preferred Shareholders shall be entitled to purchase additional Preferred Shares from the Company at a consideration being par value of the Shares. The number of the additional Preferred Shares shall be calculated as follows:

ANP = NP×(17,000,000/2007N*ISR2007 - 1)

For the purpose of this Section 15.02:

NP = the number of Series A Preferred Shares issued on Closing

ANP = Additional number of preferred shares to be issued

ISR2007 = (Number of issued shares and warrants as of December 31,2007- Ordinary Shares issued in the exercise of the employee Stock Option Pool) /(number of issued shares and warrants as of Closing + Ordinary Shares actually issued for Happy Digital)

In case the additional Preferred Shares have been already issued to the Preferred Shareholder according to Section 15.01, then the additional Preferred Shares issued under this Section 15.02 shall be calculated as follows:

ANP = NP×(17,000,000/2007N*ISR2007 - 1) - ANP1

ANP1 = The number of additional Preferred Shares already issued according to Section 15.01

Notwithstanding anything to the contrary in this Section 15.02, in no event should ANP plus ANP1 exceed 7.5 million shares.

SECTION 15.03 Exercise of Options. The Preferred Shareholder’s option to purchase the additional shares under this Article XV shall expire after the closing of a Qualified Public Offering. Prior to such expiry, the Preferred Shareholder may assign its right under the option to a no-competing third party.

SECTION 15.04 Net Operating Income. For the purpose of this Section, the “Net Operating Income” as used in this Section shall mean Net Income less (Non-Operating Income excluding Interest Income and Dividend Income) plus Stock Based Compensation plus amortization expenses related to the 3 million shares of warrants issued to JCE to the extent that the valuation of such warrants exceeds $1 per share ( the terms “Net Income”, “Non-Operating Income”, “Interest Income”, “Dividend Income” and “Stock Based Compensation” are defined in US GAAP). If the Net Operating Income is negative in either 2006 or 2007, then it will be 0 in calculating the formula set forth in Sections 15.01 and 15.02.

In calculation of the Net Operating Income:

(a) No provision shall be made for revenues recognized but not collected for less than 3 months unless the customer in question has entered voluntary or involuntary bankruptcy proceeding, is under financial distress or is otherwise in a condition which the Board shall reasonably believe will impact its ability to perform its payment obligations to the Company;

(b) Provisions shall be made for revenues recognized but not collected for 3 months or longer in the following percentages:

(i) 30%, if more than 3 months but less than 4 months,

(ii) 70%, if more than 4 months but less than 5 months, and

(iii) 100%, if more than 5 months;

which provisions shall be deducted from the Net Operating Income of fiscal year 2006 or 2007, as the case may be, unless such provisions have already been reflected in the 2006 Accounts or 2007 Accounts, as the case may be.

(c) Upon actual collection in cash of revenues for which provisions have been made hereunder, such collected revenues less collection expenses shall be deducted from the provisions account and reflected in the Net Operating Income for 2006 or 2007, as the case may be; provided, however, that the cash collection period shall not exceed 12 months following the date on which the revenue recognition.

(d) The calculation of Net Operating Income as provided in this Section 15 shall be based on accounts closed on (A) March 31, 2007, in the case of the 2006 Accounts, and December 31, 2007, in the case of the 2007 Accounts, or (B) three months prior to a planned Qualified Public Offering, whichever is earlier. The Series A Preferred Shareholder shall have the right to retain an auditor at its own expense to validate the actual revenue collection for the purpose of the adjustment to the Net Operating Income as provided hererin. Such adjustments to the calculation of Net Operating Income for the purpose of determining the number of additional Preferred Shares to be issued shall be deemed to be effected immediately prior to the closing of the Qualified Public Offering.

ARTICLE XVI MISCELLANEOUS

SECTION 16.01 Insurance. The Company shall procure Directors’ Personal Liability Insurance for each of the Directors at least six months before a Qualified Public Offering or liquidation.

SECTION 16.02 Successors and Assigns. (a) This Agreement is personal to the Parties hereto and save as expressly provided herein, none of them may assign, mortgage, charge or sub-license any of their respective rights herein, or sub-contract or otherwise delegate any of its obligations herein, except with the prior written consent of the other Parties hereto.

(b) Subject to sub-Section (a) above, this Agreement shall be binding on and inure for the benefit of the successors, permitted assigns and personal representatives (as the case may be) of each of the Parties hereto.

SECTION 16.03 Cumulative Rights. Unless otherwise provided in this Agreement, any remedy conferred on any Party hereto for breach of this Agreement shall be in addition and without prejudice to all other rights and remedies available to it.

SECTION 16.04 Entire Agreement; Amendments. (a) Entire Agreement. This Agreement shall supersede all and any previous agreements, understandings or arrangements (if any) between and among the parties hereto or any of them in relation to the subject matter hereof and all or any such previous agreements, understandings or arrangements (if any) shall cease and determine with effect from the date hereof. This Agreement constitutes the whole agreement between and among the Parties hereto or any of them in relation to the subject matter hereof (no Party having relied on any representation, warranty or undertaking made by any other party which is not a term of this Agreement).

(b) Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) the Preferred Shareholders, and (iii) Ordinary Shareholders representing 60% of the Equity Securities (on as-converted basis) held by all the Ordinary Shareholders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

SECTION 16.05 Further Assurance. Each of the Parties hereto undertakes with each of the other Parties that it shall do, or shall procure to be done, all such acts and things and shall execute, or shall procure to be executed, all such documents as may be necessary or appropriate to implement the provisions of this Agreement or otherwise to give full legal force and effect thereof.

SECTION 16.06 Severability. The Parties hereto intended that the provisions of this Agreement shall be enforced to the maximum extent permissible under the laws applied in each jurisdiction in which enforcement of any provisions of this Agreement is sought. If any particular provision or part of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be deemed to be amended by the deletion of the provision or part held to be invalid or unenforceable or, to the extent permissible by the applicable laws of the relevant jurisdiction in which such enforcement is sought, such provision or part shall be deemed to be varied in such a way as to achieve most closely the purpose of the original provision or part in a manner which is valid and enforceable, provided that for the avoidance of doubt, such amendments shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which the decision as to invalidity or unenforceability is made.

SECTION 16.07 Non-waiver. No delay or omission on the part of any Party hereto in exercising any right, power or privilege shall operate to impair such right, power or privilege or be construed as a waiver by such Party of the same and no single or partial exercise or non-exercise or delay in exercising any right, power or privilege by any Party hereto shall in any circumstances preclude any other or further exercise by such Party of such right, power or privilege or the exercise of any other right, power or privilege by such Party.

SECTION 16.08 Counterparts. This Agreement may be executed in counterparts and by different Parties hereto on separate copies or counterparts and which taken together shall constitute one and the same agreement. The facsimile transmissions of any executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any Party hereto, the other Parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

SECTION 16.09 Dispute Resolution; Governing Law. (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one Party hereto has delivered to the other Party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its arbitration rules. There shall be a single arbitrator. If the parties do not agree to appoint an arbitrator who has consented to participate within thirty (30) days after a notice of arbitration, the relevant appointment shall be made by HKIAC.

(c) The arbitration proceedings shall be conducted in English.

(d) Each Party hereto shall cooperate with the other(s) in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Any Party in dispute with another shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to provisions regarding choice of laws or conflict of laws.

SECTION 16.10 Effectiveness. This Agreement shall take effect, after being duly executed and delivered by the Investor and the Ordinary Shareholders (including the Key Shareholders) representing 51% or more of the vote of the Ordinary Shareholders, upon the effectiveness of the Series A Share Subscription Agreement.

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SCHEDULE 1

Particulars of the Company

as at the date of this Agreement

1.	Name:	T2CN Holding LTD.

2.	Date of Incorporation:	May 7, 2004

3.	Country of incorporation	British Virgin Islands,
	and status of company:	International Business Company

4.	Registered number:

5.	Registered office:	offices of S-HR&M Financial Service Limited of Kingston Chambers P.O.Box 173, Road Tow, Tortola, British Virgin Islands

6.	Share capital:	USD 500,000

7.	Issued shares:	31,928,001

8.	Directors:	TAO FENG, BO FENG, JI WANG, JUN-TSE TENG,

9.	Secretary:	N/A

10.	Financial year end:	December 31

SCHEDULE 2

List of Key Shareholders

2-1    List of Founders

Ji Wang

Yanqing Li

Jun-Tse Teng

2-2    List of Management

William Zhu

Yu-Chia Lee

Weigang YE

2-3 List of Other Key Shareholders

Chengwei (China) Investment Company

Michelle Cote-Dear

D Bruce Horton

T. Robert Horton

Bradley N. Scharfe

Guy Peckham

Newmargin T2CN Investment Ltd.

Kingland and Overseas Development Inc.

Bryan M. Dear

Calneva Financial Group